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                                                                       EXHIBIT 4

                              AMENDED AND RESTATED
                                VOTING AGREEMENT

This Amended and Restated to Voting Agreement is made and entered into as of March 31, 2004 by and between Cooper Industries, Ltd., a Bermuda corporation ("Cooper Bermuda"), Cooper Industries, Inc., an Ohio corporation ("Cooper Ohio"), and Cooper Bermuda Investments, Ltd., a Bermuda corporation ("CBI") (Cooper Ohio and CBI each an "Affiliated Shareholder") and amends the Voting Agreement entered into as of May 21, 2002 by and between Cooper Bermuda and Cooper Ohio.

WHEREAS, Cooper Ohio and Cooper Bermuda entered into a series of transactions on May 22, 2002 ("Reorganization"), whereby Cooper Ohio transferred certain assets to Cooper Bermuda in exchange for shares of Class B common stock of Cooper Bermuda, and Cooper Ohio became a wholly-owned subsidiary of Cooper Bermuda; and

WHEREAS, Cooper Ohio entered into the Voting Agreement to ensure that the rights of its shareholders, which became shareholders of Cooper Bermuda in the Reorganization, would not be adversely effected through Cooper Ohio's ownership of Cooper Bermuda stock; and

WHEREAS, it is in the interest of the parties hereto that CBI, a wholly-owned indirect subsidiary of Cooper Ohio, may purchase Class A common shares of Cooper Bermuda stock on the open market in lieu of the purchase of such shares by Cooper Ohio or Cooper Bermuda; and

WHEREAS, the parties hereto desire to ensure that the rights of Cooper Bermuda shareholders are not adversely affected by the purchase and ownership of Cooper Bermuda stock by CBI.

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and adequate consideration, the parties agree as follows:

                               I. Representations

Cooper Bermuda and each Affiliated Shareholder represents and warrants to the others that:

      a. it has the requisite power and authority to enter into and perform this Agreement;

      b. its execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action;

      c. this Agreement has been duly executed by an authorized officer of such party; and

      d. the performance of this Agreement by it will not require it to obtain the consent, waiver or approval of any person and will not violate, result in a breach of or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which it is bound.

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                                   II. Quorum

Each Affiliated Shareholder agrees that, at any time it owns any Cooper Bermuda capital stock and such stock has rights to vote at any annual, special or other general meeting of Cooper Bermuda shareholders, and at any adjournment or adjournments thereof, it shall cause all such capital stock to be present in person or by proxy at such meeting for purposes of determining whether a quorum is present at any such meeting.

                                  III. Voting

Each Affiliated Shareholder agrees that, at any time it owns any Cooper Bermuda capital stock and such stock has rights to vote at any annual, special or other general meeting or pursuant to a written resolution of Cooper Bermuda shareholders, it will vote such shares for and against and abstain from voting with respect to any proposal in the same proportion that the holders of the outstanding shares of Class A common stock held and voted by non-affiliates of Cooper Bermuda have voted for and against and abstained from voting with respect to such proposal. CBI hereby appoints Cooper Ohio as proxy, with full power of substitution, to vote all shares of Cooper Bermuda capital stock owned by each such company in the manner described in the preceding sentence.

                           IV. Transfer Restrictions

a. Each Affiliated Shareholder hereby agrees that all transfers of Cooper Bermuda capital stock shall be made in accordance with the applicable rules of the New York Stock Exchange, or any other exchange on which the capital stock of Cooper Bermuda is listed.

b. Each Affiliated Shareholder agrees that any transfer of Cooper Bermuda stock by it to an affiliate of Cooper Bermuda will be subject to this Agreement and such transferee will agree in writing to be bound by the terms and provisions of this Agreement.

                          V. Miscellaneous Provisions

a. Binding Effect. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. The parties hereto agree to cause their subsidiaries to agree in writing to be bound by the terms of this Agreement prior to, or immediately upon, the acquisition of shares of Cooper Bermuda stock by such subsidiaries.

b. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto. However, any party may waive any condition to the obligations of any other party hereunder.

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c.    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid:

                  If to Cooper Bermuda, to:

                  Cooper Industries, Ltd.
                  600 Travis, Suite 5800
                  Houston, TX 77002
                  Attention: Office of the Corporate Secretary

                  If to Cooper Ohio, to:

                  Cooper Industries, Inc.
                  600 Travis, Suite 5800
                  Houston, TX 77002
                  Attention: General Counsel

                  If to CBI, to:

                  Cooper Bermuda Investments, Ltd.
                  600 Travis, Suite 5800
                  Houston, TX 77002
                  Attention:  Office of the Corporate Secretary

      or to such other address as any party may have furnished to the others in writing in accordance herewith.

d. Applicable Law. This Agreement and the legal relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of Bermuda, without reference to or application of any conflicts of law principles.

e. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed original but all of which shall constitute one and the same instrument.

f. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made and entered into as of the date first set forth above.

                                      COOPER INDUSTRIES, LTD.

                                      By: /s/ Diane K. Schumacher
                                          -----------------------------
                                          Diane K. Schumacher
                                          Senior Vice President, General Counsel
                                          and Chief Compliance Officer

                                      COOPER INDUSTRIES, INC.

                                      By: /s/ Kirk S. Hachigian
                                          -----------------------------
                                          Kirk S. Hachigian
                                          President

                                      COOPER BERMUDA INVESTMENTS, LTD.

                                      By: /s/ E. Daniel Leightman
                                          -----------------------------
                                          E. Daniel Leightman
                                          President

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